INVESCO ASSET MANAGEMENT (INDIA) PVT. LTD.

PERSONAL TRADING POLICY

Draft:	:	Final
Version	:	8.0
Effective Date	:	June 28, 2019

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

1.	Introduction, Purpose and Background

The reputation of Invesco Asset Management (India) Pvt. Ltd. (‘IAMI’ or ‘the Company’)/ Invesco Trustee Pvt. Ltd. (‘ITPL’) is of paramount importance and needs to be protected by rules on dealings in investments by employees of IAMI/ITPL. It is important to avoid any dealings, which could give rise to criticism harmful to the reputation of IAMI.

The purpose of the Personal Trading Policy (‘Policy’) is to ensure the fair treatment of client accounts through the highest standard of integrity and ethical business conduct by employees. For purposes of this Policy, the terms “clients” and “client accounts” always refers to the investments that IAMI manages or sub-advises or other accounts in which IAMI has been engaged to provide money management services.

The rules set out below form the basis on which all employees employed by and working for IAMI/ ITPL are permitted to deal in securities. These rules have been drafted in accordance with the guidelines issued by the Securities and Exchange Board of India (‘SEBI’) under the SEBI (Mutual Funds) Regulations, 1996 and the SEBI (Prohibition of Insider Trading) Regulations, 2015 and other regulations that govern the broader Invesco Ltd. global organization.

Employees are bound by the Personal Trading Policy and are required to observe them both in letter and spirit. All employee dealings are permitted only in the circumstances and in accordance with the procedures set out hereunder. Any breaches of these rules and procedures may be considered as grounds for disciplinary action which may include dismissal. Breaches must be reported to Compliance immediately as they are identified.

The objectives and principles of the Policy:

➢

All personal securities transactions must be conducted in a manner consistent with the guidelines of the Policy and in such manner as to avoid any actual or potential conflict of interest or any abuse of position of trust and responsibility.

➢	Employees should not abuse the freedom to deal or deal to the disadvantage of any client or the Company.

➢	Employee should not take undue advantage of any confidential or price sensitive information that he/she may have in his/her possession owing to position in the Company.

➢	To guide all Employees in maintaining a high standard of probity that would be expected from a person in a position of responsibility.

2.	Applicability

The Policy applies to all Employees of IAMI/ITPL and their Covered Accounts (defined below). Employees include CEO/Managing Director, Whole Time

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

directors, non-board directors, full-time employees, temporary, part-time, contract, seasonal personnel; employees who are on secondment to the IAMI/ITPL and such other persons that may be deemed to be covered by Compliance. All new employees shall be bound by these rules from the date of joining. These rules may be added to or amended at any time. Notice of changes/amendment will be notified to all Employees and the procedures as varied must be complied with from the specified effective date.

Invesco recognizes that certain relationships with non-employees, such as consultants or independent contractors, may present particular risks that inappropriate trading could occur in the event that they have access to non-public information. As part of the process for engaging the services of consultants or other independent contractors, Invesco may deem it necessary to have a non-employee agree to be bound by the Policy.

Personal securities transactions must be conducted in a manner that avoids any actual or perceived conflict of interest. Using the Star Compliance automated request system (Star Compliance), Employees are required to report holdings in Covered Securities (defined below) as well as pre-clear personal securities transactions in Covered Securities in a Covered Account.

3. Definitions

●	Covered Accounts

A Covered Account is defined for purposes of this Policy as any account in which an employee may hold a Covered Security (see below)

➢	In which an Employee has a direct or indirect financial interest;

➢	Over which such Employee has direct or indirect control over the purchase or sale of securities; or

➢	In which securities are held for an Employee’s direct or indirect benefit.

Such Covered Accounts may include, but are not limited to, accounts where there are transactions for dealing in securities made:

●	in the Employee’s name, either individually or jointly;

●	in the name of employee’s spouse;

●	in the name of family members sharing the same household;

●

in the name of employee’s parents, siblings and child of such employee or of the spouse, dependent children including a minor child, any of whom is either financially dependent on such employee or consults such employee in taking decisions relating to trading in securities; and

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

●	in accounts where there is a transaction as a member of Hindu Undivided Family (HUF).

The Policy shall also cover Employees’ securities dealing in fiduciary capacity, for the entity in which the Employee has a financial interest or exercises control.

Employees may only maintain brokerage accounts with approved broker dealers. Please refer to the following link in Invesco’s intranet site for the list of broker-dealers:

http://sharepoint/sites/Compliance-COE-NA/Training/Documents/Invesco%20Asset%20Management%20India %20Approved%20Brokers.pdf

Employees may not insist or even suggest to the broker to reduce brokerage charges, or accept any contract with a reduced brokerage charge on any Covered Accounts.

●	Covered Securities

Covered Securities are required to be entered into the Star Compliance system. For purpose of this Policy, Covered Securities include, but are not limited to:

➢

Stocks, shares, scrips, bonds issued by a banking or financial institution, debentures, debentures stock or marketable securities of like nature in or of any incorporated Company or other Body Corporate;

➢	Derivatives such as options and futures;

➢	Currencies and commodities

➢	units of mutual funds or other proprietary investment products managed by Invesco or any of its affiliates or any mutual funds managed by the Company;

➢	units or any other instrument issued by any collective investment scheme to the investors in such schemes;

➢	such other instruments as may be declared by the Central Government to be securities;

➢	rights or other interest in securities;

➢	such other securities as may be included in the definition and notified to the employees.

➢

Options, rights, warrants, Exchange Traded Funds (ETFs), Exchange-Traded Notes (ETNs), Exchange-Traded Commodities (ETCs), securities through rights offer, open offers under the SEBI Takeover Regulations,

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

SEBI Buy Back Regulations as well as the secondary market and any closed-end units of mutual funds.

●	Dealing in securities

Dealing in securities means an act of subscribing, buying, selling or agreeing to subscribe, buy, sell or deal in any securities by any person either as principal or agent; the deal should be construed accordingly.

●	Designated Persons

‘Designated Persons’ pursuant to SEBI (Prohibition of Insider Trading) Regulations, 2015 shall mean and include the following Employees of the Company:

➢	All the members of investment team (i.e. dealers, research analysts, fund managers, risk manager etc.) irrespective of their designation / position

➢	Chief Executive Officer (CEO); and

➢	Employees up to two levels below Chief Executive Officer (currently President and Director).

Any person having contractual or fiduciary relation with the company, such as auditors, accountancy firms, law firms, analysts, consultants, etc. assisting or advising the company.

For avoidance of doubt it is clarified that Designated Persons may be full-time employees, part- time employees, temporary employees and employees who are on secondment to IAMI/ITPL and includes immediate relatives of Designated Persons.

Further, it is clarified that any employee who comes into possession of UPSI shall be deemed to be a Designated Persons from such date and the Code shall be applicable to him accordingly.

●	Unpublished Price Sensitive Information

Unpublished Price Sensitive Information means any information, relating to a company or its securities, directly or indirectly, that is not generally available which upon becoming generally available, is likely to materially affect the price of the securities and shall, ordinarily including but not restricted to, information relating to the following:

➢	financial results;

➢	dividends;

➢	change in capital structure;

➢	mergers, de-mergers, acquisitions, delisting, disposals and expansion of business; and

➢	changes in key managerial personnel.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

4.	Exempted Securities

Exempted Securities are not required to be entered into the Star Compliance system. Exempted Securities for the purposes of this policy include:

➢	Contribution made to the Provident Fund under the Provident Fund Act 1952 including Public Provident Fund;

➢	Securities issued or guaranteed by (i.e., securities that are the direct obligations of) the Government of India;

➢

Money market instruments, money market mutual funds, liquid schemes, schemes floated by other Mutual Funds/ AMCs, guaranteed investment certificates, bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements;

➢

Investments in fixed deposits with banks/financial institutions/companies, life insurance policies, or investment in savings schemes such as National Savings Certificates, National Savings Schemes, Kisan Vikas Patra, or any other similar investment; and

➢	Investments of a non-financial nature such as gold, real estate, etc., where there is no likely conflict between the Mutual Fund’s interest and the employees’ interest.

Invesco Ltd. stock (“IVZ”) is subject to the provisions of Invesco’s Code of Conduct and Insider Trading policy. Notwithstanding this exception, transactions in Invesco Ltd. securities shall be subject to the pre-clearance and reporting requirements outlined in other provisions of the Code of Conduct and any other corporate guidelines issued by Invesco.

Employees and Covered individuals who are unclear about whether a proposed personal security transaction involves a Covered Security may contact the Compliance IVZ Global Code of Ethics team (“IVZ Global COE Team”) via email at codeofethicsasia@invesco.com or by phone at 00008000016990 or 111-2633 for clarification and information prior to executing the transaction.

5.	Chinese Wall and Handling of Price Sensitive Information

Employees who may have access to confidential or price sensitive information shall maintain the confidentiality of such information. All employees shall ensure that neither they nor any relative or any person associated with them directly or indirectly takes advantage of such information including by way of recommendation for the purchase or sale of securities.

Price Sensitive Information is to be handled on a “need to know” basis, i.e. Price Sensitive Information should be disclosed only to those within the Company who need the information to discharge their duty.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

For the purposes of implementation of the “Chinese wall” principle, the Fund Management, Dealing Room, Compliance & Risk, Cash Management and Back Office will be considered as “inside areas” and the other departments shall be considered as “public areas”.

The employees in inside area will be physically segregated from employees in public area. Demarcation of the various departments as inside area may be implemented by the Company.

Employees in the inside areas shall not communicate any price sensitive information to anyone in the public area. In exceptional circumstances, employees from the public areas may be bought “over the wall” and given confidential information on the basis of “need to know” criteria, under intimation to the Compliance.

In pursuance of regulation 24 of the SEBI (Mutual Fund) Regulations, 1996, if IAMI, at present or at any time in future, shall undertake any other business activity/ies as specified in those regulations, the Employees shall comply with the regulations and SEBI restrictions, if any.

No employee shall pass on information to anybody inducing him to buy/sell securities which are being bought/sold by the Mutual Fund of which IAMI is the investment manager.

6.	Reporting Requirements

All the employees are required to acknowledge the receipt of this Policy and confirm their understanding and acceptance of the same on the date of joining and thereafter annually.

Employees are required to sign-off and submit various reports in the Star Compliance system as detailed below. Employees that do not hold any Covered Securities in any Covered Accounts are still required to sign-off on these reports.

●	Initial Holdings Reports

Within 10 calendar days of becoming an Employee, each Employee, must complete an Initial Holdings Report by inputting into the Star Compliance system the following information:

➢

A list of all security holdings, including the security name, the number of shares (for equities), number of securities and the principal amount (for debt securities) in which the Employee has direct or indirect Beneficial Interest. An Employee is presumed to have a Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e., a spouse or equivalent domestic partner, children, etc.) or by certain partnerships, trusts, corporations, or other arrangements;

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

➢	The security identifier for each Covered Security (CUSIP, symbol, ISIN, etc.);

➢	The name of any broker-dealer or bank with which the Employee maintains an account in which any securities are held for the direct or indirect benefit of the Employee; and

➢	The date that the report is submitted by the Employee to Compliance.

The information provided on the Initial Holdings Report must be current that is as on date of becoming an Employee.

●	Quarterly Transaction Reports

Within 30 calendar days after the end of each calendar quarter, all employees, using the Star Compliance system, must submit a Quarterly Transaction Report. The report will contain the details of each personal securities transaction in a Covered Security in each Covered Account including registration of enrollment for SIP/ STP/SWP for the scheme of a mutual fund during the quarter.

Further, all employees shall submit quarterly certification of compliance confirming no instances of self-dealing or front running.

●	Annual Holdings Report

Within 30 calendar days after the end of the year, each Employee, using the Star Compliance system, must submit an Annual Holdings Report. The report will contain the following information:

➢	all Covered Accounts of such Employee (including the name of the financial institution with which the Employee maintained the account).

➢	a list of each Covered Security including the number of shares (equities) or principal amount (debt securities) in each Covered Account.

●	Trade Confirmations and Account Statements

Employees must direct their brokers to deliver to the IVZ Global Code of Ethics team, account statements for their Covered Accounts in a timely manner. If statements are not provided by the broker, the Employee must provide the statements directly to Compliance. In addition, Employees must provide duplicate trade confirmations and account statements directly to the IVZ Global Code of Ethics team upon request. Confirmations and statements will be reviewed by the IVZ Global Code of Ethics team who will update all transactions in Star Compliance.

Within 7 calendar days from the date of each personal securities transaction involving a Covered Security including enrollment for systematic transactions like SIP/STP/SWP whether the transaction had to be pre-cleared or not, If duplicate trade confirmations are not provided by the broker, the Employee engaging in the

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

transaction must report the transaction to Compliance along with a copy of the trade confirmation.

●	New Covered Accounts Opened Since Joining the Company

Employees shall report new Covered Accounts in Star Compliance prior to trading in the account or in the Quarterly Transactions Report, if not previously disclosed.

7.	Pre-Clearance Requirements

Submitting a Request to Trade

An Employee must receive prior approval using the Star Compliance system in order to engage in a personal securities transaction in a Covered Security.

Further, at the time of signing the pre-clearance request, Employee shall execute an undertaking to the effect that he does not have access or has not received any “Price Sensitive Information”.

If an employee has access to or receives “Price Sensitive Information” after the pre-clearance request is approved but before execution of the transaction, the employee shall inform the Compliance of change in his or her position and he/she would completely refrain from dealing in securities till the time such information becomes public.

Pre-clearance request(s) submitted by the Mumbai Head of Compliance for purchase or sale of securities must be reviewed and approved by the Chief Executive Officer in addition to normal due diligence by IVZ Global COE Team.

Research Analysts preparing research reports of companies shall not trade in securities of that company for 30 calendar days from the date of preparation of such reports. However, if such securities are held by any Scheme of the Mutual Fund/Portfolio Management Services (PMS), then request for trading will be cleared only if there is a cooling off period of 30 calendar days from the preparation of such reports or 15 calendar days from the date the last transaction in that particular security by the Mutual Fund/PMS, whichever is later.

Pre-clearance approval will not be given if approval of the transaction would result in a violation of any of the restrictions on personal trading outlined in this policy.

Blackout Rule:

The Company does not permit Employees to trade in a Covered Security if there is conflicting activity in a client account.

➢	if the stock, shares, debentures, bonds, or warrants of any company, or derivatives specified by the employee or an equivalent security are held by any scheme of the client account/PMS;

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

➢

if the stock, shares, debentures, bonds, or warrants of any company, or derivatives specified by the employee or an equivalent security are held by any scheme of the client account/PMS, then there should be cooling period of 15 calendar days. In other words, an application for purchase/sale would be cleared only if the scheme(s) of a client account / PMS has not transacted in that particular security within 15 calendar days before the date of application; or

➢	if there is a client order on the stock, shares, debentures, bonds, or warrants of any company, or derivatives specified by the employee or an equivalent security with the trading desk.

In addition to the blackout rule of 15 days after the trade in client account/PMS in that security or an equivalent security, investment personnel may not buy or sell a Covered Security within three trading days before a Client trades in that security or an equivalent security.

For the purposes of this policy, an equivalent security means a security that (1) is convertible into another security of the same issuer or (2) gives its holder the right to purchase another security of the same issuer. For example, a bond or preferred stock may be convertible into another security of the same issuer, or an option or warrant may give the holder the right to purchase stock of the same issuer. ADR and EDR shares are considered equivalent to their corresponding foreign shares.

Further, there is a cooling period of 60 calendar days between the last transactions in the same security by all Employees (except Designated Persons as addressed below) i.e. in case of request to sell, there are no purchases within 60 calendar days of the request and in case of request to buy, there is no sale transaction within 60 calendar days of the request. The holding period will be counted on last in first out basis.

Designated Persons are required to hold Covered Securities (except Mutual Funds units) for a minimum period of 6 months from the date of purchase / allotment. The holding period will be counted on last in first out basis. Designated Persons permitted to trade may not execute a contra trade within a period of 6 months. If a Designated Person executes a contra trade i.e. sale of security within six months of last purchase, inadvertently or otherwise, any profit from the trade shall be liable to be disgorged for remittance to SEBI for credit to the Investor Protection and Education Fund.

Further, a notional trading window will be used as an instrument of monitoring trading by the Designated Persons. The time for commencement of the trading window and re-opening of the trading window shall be decided by compliance. When the trading window is closed, Designated Persons and their family members sharing the same household shall not trade in the security in Covered Accounts. In the case of ESOPs held by family members sharing the same household of Designated Persons, exercise of ESOP may be allowed in the period when the trading window is closed. However, sale of shares allotted on exercise of ESOP shall not be allowed when trading window is closed.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

Compliance will review transactions of the Employees in Covered Accounts and transactions of the Client accounts to ensure that there is no conflict of interest – whether the Client has transacted the same securities either before or after the Employee’s transactions.

Options Trading

In the case of personal securities transactions involving the purchase or sale of an option on an equity security, Compliance will determine whether to authorize the transaction by matching the pre-clearance request against activity in client accounts in both the option and the underlying security. Pre-clearance approval will not be given, if there has been a client account transaction in either the option or the underlying security within the corresponding Blackout Rule period of the proposed personal securities transaction. Pre-clearance is required for both the opening and closing transaction. Approval given to an opening transaction does not guarantee that the closing transaction will automatically be approved.

Invesco Ltd. Securities

➢	No Employee may affect short sales of Invesco Ltd. securities.

➢

No Employee may engage in transactions in publicly traded options, such as puts, calls and other derivative securities relating to the Invesco Ltd’s securities, on an exchange or any other organized market.

➢

For all Employees, transactions, including transfers by gift, in Invesco Ltd. securities are subject to pre-clearance regardless of the size of the transaction, and are subject to “black-out” periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received.

➢	Holdings of Invesco Ltd. securities in Employees’ accounts are subject to the reporting requirements specified in this Policy.

●	Transactions exempted from pre-clearance

Pre-clearance is not required for following transactions:

➢	Variable annuities, variable life products, segregated funds, and other similar unit-based insurance products issued by insurance companies and insurance company separate accounts;

➢	Debt obligations issued by the Republic of India or any State, municipality or agency of the Government of India;

➢	Options, futures and all other derivatives based on currencies and commodities.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

➢

Broad-based Exchange-traded Products such as Exchange-traded Funds (ETFs), Exchange-traded Notes (ETNs) and Exchange-traded Commodities (ETCs) as described on the Pre-clearance Exempt ETF List and any derivatives of these securities such as options. All Invesco Affiliated ETPs and ETPs not listed on the Pre-clearance Exempt ETF List must be pre-cleared; and

➢	Other securities or classes of securities as the compliance may from time to time designate.

All Covered Securities are still subject to requirements and limits on personal investing, irrespective of whether pre-clearance is required.

The employee share purchase plan accounts (ESPP) under the Invesco ESPP or non-Invesco plans, except for the sale of the securities are also excluded from the pre-clearance requirement.

●	Executing Approved Transactions

Any approval granted to an Employee to execute a personal security transaction is valid for that business day only, except that if approval is granted after the close of the trading day such approval is good through the next trading day. If an Employee does not execute the proposed securities transaction prior to closing of the market immediately following the approval, the Employee must resubmit the request on another day for approval.

Any exception to this rule must be approved by Compliance and the appropriate Invesco Chief Compliance Officer, Head of Compliance, or designate.

Employees who effect any purchase transactions shall ensure that they take delivery of the securities purchased, before selling them.

All approved trades that are not executed need to be retracted in the Star Compliance system by the Employee.

Employees may be requested to reverse any trades processed without the required pre-approval. Any costs or losses associated with the reversal are the responsibility of the Employee.

Compliance shall maintain a record of all requests for pre-clearance regarding the purchase or sale of a security, including the date of the request, the name of the employee, the details of the proposed transaction and whether the request was approved or denied and waivers given, if any, and its reasons.

8.	Relating to Transactions in Mutual Funds

Employees shall not purchase or sell/tender for repurchase/redemption units of any scheme, including money market mutual fund scheme/ liquid scheme of the Mutual Fund of which the AMC is the investment manager

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

or of which TC is the Trustee in the following cases:

➢	there is a likelihood of a change in the investment objectives of the scheme concerned and this has not been communicated to the investors;

➢	there is a likelihood of a rights/bonus issue in the scheme concerned, and this has not been communicated to the investors;

➢	the scheme concerned is contemplating to issue dividend to the unitholders and this has not been communicated to the investors;

➢	there is a likelihood of a change in the accounting policy, or a significant change in the valuation of any asset, or class of assets, and the same has not been communicated to the investors;

➢	there is a likelihood of conversion of a close ended scheme to an open ended scheme and vice versa and this has not been communicated to the investors.

9.	Discretionary Managed Accounts

In order to establish a Discretionary Managed Account, you must grant the manager complete investment discretion over your account. Pre-clearance is not required for trades in this account; however, you may not participate, directly or indirectly, in individual investment decisions or be aware of such decisions before transactions are executed. This restriction does not preclude you from establishing investment guidelines for the manager, such as indicating industries in which you desire to invest, the types of securities you want to purchase or your overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that you are actually directing account investments. Employees must receive approval from compliance to establish and maintain such an account and must provide written evidence that complete investment discretion over the account has been turned over to a professional money manager or other third party. Employees are not required to pre-clear or list transactions for such managed accounts in the automated review system; however, Employees with these types of accounts must provide an annual certification that they do not exercise direct or indirect control over the managed accounts.

Transactions executed in a managed account are not subject to pre-clearance nor are they reportable in any Quarterly Transaction Reports; however an Employee must provide an annual certification certifying the account is still a discretionary managed account. Compliance approval is required to establish a managed account with a firm that is not one of the approved broker-dealers. Each discretionary account must be a separate account and cannot be combined with other accounts.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

10.	Short Sales and Carry Forward Transactions

No employee shall purchase any security (including derivatives) on a “carry forward” basis or indulge in “short sale” of any security (including derivatives).

Short sales of shares of Invesco Ltd. are not permissible.

11.	Restrictions on Certain Activities

Employees are subject to the following additional restrictions and prohibitions relating to certain investment activities.

●	Prohibition against Trading in Securities on “Restricted Lists”

Generally, all Employees are prohibited from engaging in any personal securities transactions in a security on the Invesco “Restricted List”.

There are instances when a security is added to the Restricted List due to ownership limits as defined under country specific securities laws. In such instances, Compliance may grant approval to a personal securities transaction request after reviewing the request to ensure that there are no conflicts of interest.

●	Prohibition against Short-Term Trading Activities

Employees are prohibited from profiting from the purchase and sale or sale and purchase of the same, or equivalent, security within a period of 60 calendar days from the date of their personal transaction. The holding period will be counted on last in first out basis. However, in cases where it is done, the employee shall provide a suitable explanation to the Compliance, which shall be reported to the Board of IAMI/ITPL at the time of review.

Transactions in currencies, commodities and derivatives (such as options and futures) based on, currencies, and commodities are exempt from the 60 day holding period. This exemption does not apply to derivatives of individual securities and index of securities. Disgorgement amounts must represent the full amount of the profits received and are not adjusted to account for taxes or related fees.

●	Prohibition against Purchases in Initial Public Offerings (IPOs)

Employees are prohibited from directly or indirectly acquiring Beneficial Interest of any security in an equity Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by Compliance.

Employees may purchase securities in an Initial Public Offering when the trade is through a discretionary managed account.

●	Restricted Securities Issued by Public Companies

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

Generally, Employees are discouraged from investing in restricted securities of public companies including special warrant deals. Restricted securities are securities acquired in an unregistered, private sale from an issuer. An Employee must receive approval from Compliance prior to executing a transaction in a restricted security.

●	Restrictions on Private Placements

Employees shall not participate in any private placement of equity by any Company.

●	Investment Clubs

Employee participation in an investment club is prohibited.

●	Reserved Quotas

Employees are prohibited from applying in any reserved quota such as promoters’ quota, employees’ quota etc.

●	Insider Trading

Insider trading is prohibited under SEBI Insider Trading Regulations and is punishable offence. Any transaction of ‘insider trading’ either directly or indirectly, whether alone or in concert with another person is prohibited. For this purpose, ‘insider trading’ means trading in securities based on price sensitive information to which any employee has access.

●	Front Running

Any transaction of front running by any employee directly or indirectly is strictly prohibited. For this purpose, ‘front running’ means any transaction of purchase / sale of a security carried by any employee whether for self or for any other person, knowing fully well that the Company also intends to purchase / sell the same security for its Mutual Fund/ under PMS. Declaration to the effect that the Employees had no prior knowledge of the Company’s intended transactions, shall be taken from them at the time of pre-clearance.

●	Self-Dealing

Any transaction of self-dealing by any employee directly or indirectly, alone or in conjunction with another person is strictly prohibited. For this purpose, ‘self-dealing” means trading in the securities based on information which is price sensitive in nature and to which they have access by virtue of their office. Declaration to this effect shall be taken from them at the time of pre-clearance.

●	Number of Transactions

Employees may be required to limit/reduce the number of transactions, if the relevant Head of Department feels that undertaking such transactions reduces

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

their contribution to the work of their department and/or affects their duties to the Company or its clients.

●	Research Recommendations and Dealing in Securities

If an employee knows that any entity intends to publish a research recommendation, or a piece of research or analysis or other information, on a security which could reasonably be expected to affect the price of that security, or a related investment (e.g. options or warrants in that security), they must not deal in such investments or securities until the recommendation or research has been published and the information made public.

●	Right to Prohibit

Notwithstanding this Policy, the Company reserves the right to restrict any employee from dealings in securities without assigning any reason where the Company believes that such restriction is necessary in the interest of the Company or in order to prevent possible conflicts of interests.

●	Shadow Dealing

Dealing through a nominee or any other person or firm, trust or body corporate which is not disclosed to the Company and for which no authorization has been obtained is expressly prohibited. Violation of this provision would be a breach of your terms of employment and could result in your dismissal.

●	Trading in Securities of Invesco Ltd.

The Invesco Ltd. Insider Trading Policy prohibits directors, executive officers, and other specified employees (Blackout Group) who are deemed to regularly have access to material, non-public information about Invesco from trading in Invesco during the “Blackout Periods”. This trading prohibition also extends to the family members of these persons. Persons within the Blackout Group are determined on a quarterly basis and are notified of their status accordingly.

Any Employee who becomes aware of material, non-public information about Invesco is prohibited from trading in Invesco securities.

Details of the Blackout Period can be found by way of the attached link:

http://myinvesco/Documents/Tool-Resources-Menu-Items/Trading-Blackouts.pdf

The “Blackout Period” is defined as the period beginning 15th day of the third month in each fiscal quarter and ending after the second business day following the Company’s issuance of its quarterly or annual earnings release. The Blackout Period may be shorter depending on when the results are announced but cannot start until the end of the relevant reporting period.

The following additional trading restrictions apply to trading in Invesco Ltd.

➢	Short term trading in Invesco shares is prohibited.

This Policy is for Invesco internal use only unless otherwise specified.

No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

➢	Pledging Invesco securities as collateral for a loan is generally prohibited. Exceptions must be approved by Compliance.

●	IVZ Options

An Employee is prohibited from engaging in transactions in publicly traded options, such as calls and puts, on shares of Invesco Ltd.

12.	Certification of Compliance

Upon Hire and on an annual basis, Employees shall confirm adherence to this Policy by signing off on the Certificate of Compliance and the Invesco Code of Conduct.

13.	Sanctions

Compliance will issue a letter of education to the Employees involved in violations of the Personal Trading Policy that are determined to be inadvertent or immaterial.

Upon discovering a material violation of the Personal Trading Policy, Compliance will notify the appropriate Invesco Chief Compliance Officer (CCO) or Mumbai Head of Compliance.

The Company may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits (or the differential between the purchase or sale price of the Personal Security Transaction and the subsequent purchase or sale price by a relevant Client account during the enumerated period), wage freeze, a letter of censure or suspension, or termination of employment.

The Company, in its sole and absolute discretion, reserves the right to cancel any trade, with or without prior notice to an employee and at his expense or in the case of an approved outside account, to instruct an employee to cancel the trade at his/her expense. From time to time, an employee may also have his/her positions frozen due to potential conflicts of interest or the appearance of impropriety. The Company may, in its sole and absolute discretion, suspend or revoke employee’s trading privileges at any time.

Notwithstanding anything stated in the Employee’s employment/engagement agreement, Invesco may terminate the Employee’s services forthwith, without prior notice or payment of any compensation, if the Employee violates any provision of this policy.

The action by the company shall not preclude SEBI from taking any action in case of violation of the Policy.

14.	Exceptions to the Policy

The Chief Executive Officer or designee in consultation with the Mumbai Head of Compliance may, on a case by case basis, grant an exception to

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

any provision in this Policy in unusual circumstances subject to compliance with regulatory requirements upon written request.

15.	Enforcement of the Policy

Compliance with this policy will be monitored by the compliance department.

It is the Employee’s obligation to be familiar with and to comply with the Policy and applicable laws and regulations and to demonstrate sound ethics, honesty and fairness in all their dealings. It is also important that Employees familiarize themselves with the concepts of inside information, front running and insider trading.

16.	Review by the Board of Directors

The Boards of IAMI and the ITPL shall review the compliance of the guidelines in this Policy in their periodical meetings. They may review the existing procedures and recommend for changes in procedures based on the IAMI’s experience, industry practices or developments in applicable laws and regulations. They shall report its compliance and any violations and remedial action taken by them in the reports submitted to SEBI.

17.	Annual Review of the Policy

The Policy will be reviewed annually.

18.	Amendment of the Policy

This Policy will be amended from time to time to incorporate interalia the changes as may be required pursuant to SEBI circulars or as may be directed by the Board. The amended Policy will then be circulated to all the employees within 30 days of amendment.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

Version History

Version	Date	Description	Initiator	Approved by
1.0	September 6, 2006	Initial Adoption of Insider Trading Policy.	Compliance	Board of RAMC and RTC
2.0	March 27, 2009	Adopted Securities Dealing Policy & Guidelines – Directors/Trustees in place of erstwhile Insider Trading Policy.	Suresh Jakhotiya	Board of RAMC and RTC
3.0	May 9, 2013

Updation of Securities Dealing Policy & Guidelines – Directors/Trustees. (Pursuant to change in shareholding , the Policy was revised interalia to incorporate change in entity names and also to align the Policy with Invesco Policy)

			Suresh Jakhotiya	Board of RAMC and RTC
4.0	April 24, 2015

Review of the Policy. (Incorporated relevant changes w.r.t SEBI circular CIR/IMD/DF/10/2014 dated May 22, 2014 and also incorporated provisions for circulation of Policy post amendment and obtaining annual confirmation from employees)

			Suresh Jakhotiya	Noted by Saurabh Nanavati. Will be placed before the Board of RIAMC and RITC for noting scheduled to be held in May 2015.
5.0	May 14, 2015

Review of the Policy. (Incorporated relevant changes w.r.t SEBI circular CIR/IMD/DF/10/2014 dated May 22, 2014 and also incorporated provisions for circulation of Policy post amendment and obtaining annual confirmation from employees)

			Suresh Jakhotiya	Noted by Saurabh Nanavati. Will be placed before the Board of RIAMC and RITC for noting scheduled to be held in May 2015.
6.0	April 5, 2016	Amendment of Securities Dealing Policy post 100% acquisition by Invesco Ltd. The Policy is now renamed as ‘Personal Trading Policy’.	Suresh Jakhotiya	Board of Religare Invesco AMC and Religare Invesco Trustee Company at their respective board meetings held on April 5, 2016.
6.1	July 5, 2016	Names of AMC and Trustee Company were changed to reflect new names and logo was changed	Suresh Jakhotiya	N.A.
6.2	December 1, 2016	Review of the Policy. (Incorporated relevant changes w.r.t SEBI circular SEBI/HO/IMD/DF2/CIR/P/2016/124 dated November 17, 2016)	Suresh Jakhotiya	Will be placed before the Board of IAMI and ITC for noting at their forthcoming meetings.

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

7.0	May 5, 2017	Reviewed and no changes to be made	Suresh Jakhotiya	Will be placed before the Board of IAMI and ITC for noting at their respective board meetings scheduled to be held on May 15, 2017
7.1	January 10, 2018	Change in blackout period, covered security, definitions and other relevant changes	Suresh Jakhotiya	Will be placed before the Board of IAMI and ITC for noting at their forthcoming meetings
8	June 28, 2019	Changes made pursuant to change in Code of Conduct for prohibition of Insider Trading.	Suresh Jakhotiya	Will be placed before the Board of IAMI and ITC for noting at their forthcoming meetings

This Policy is for Invesco internal use only unless otherwise specified. No portion of this Policy may be reproduced or redistributed other than by Invesco for education purposes of internal employees or for client due diligence.

Invesco Ltd. Code of Conduct

A.	Introduction

Invesco’s Code of Conduct supports our Purpose of “delivering an investment experience that helps people get more out of life.” This Code of Conduct (“Code of Conduct” or “Code”) has been created to assist us in accomplishing our Purpose. It contains a number of policies and standards which, when taken together, are designed to help define the essence of the conduct of an Invesco representative. These policies and standards are also intended to provide guidance to Invesco personnel in fulfilling their obligations to comply with applicable laws, rules and regulations (“applicable laws”). This Code of Conduct applies to all officers and other employees of Invesco and its subsidiaries (collectively, “Covered Persons”).

Being a purpose-driven firm strengthens Invesco’s culture. In practice, this means that our clients’ interests must always come first, that Covered Persons should treat each other with respect and consideration, and that Invesco should participate as a responsible corporate citizen in every community in which it operates. This commitment is a vital part of our achieving our principal responsibility as a publicly-held company: producing a fair return on our shareholders’ capital.

This Code of Conduct contains broad and general principles that supplement the specific policies, procedures and training within each business unit of Invesco.

B.	Statement of General Principles

Invesco operates in a highly-regulated and complex environment. There are numerous layers of overlapping, and occasionally conflicting, laws, customs and local practices. This Code of Conduct was designed to provide all of us who are part of Invesco with a clear statement of our firm’s ethical and cultural standards.

Generally, we serve our clients as fiduciaries. Fiduciary businesses are generally held to a higher standard of conduct than other businesses, and as such there are special obligations that apply. The following key duties and principles govern our conduct as fiduciaries:

➢	Best interests of clients - As fiduciaries, we have a duty to act with reasonable care, skill and caution in the best interests of our clients, and to avoid conflicts of interest.

➢

Global fiduciary standards - Invesco seeks to maintain the same high fiduciary standards throughout the world, even though those standards may not be legally required, or even recognized, in some countries.

➢	Client confidentiality - We must maintain the confidentiality of information relating to the client, and comply with the data protection and privacy requirements imposed by many jurisdictions.

➢	Information - Clients must be provided with timely and accurate information regarding their accounts.

➢

Segregation and protection of assets - Processes must be established for the proper maintenance, control and protection of client assets. Fiduciary assets must be segregated from Invesco assets and property.

➢

Delegation of duties - Fiduciary duties should be delegated only when the client consents and where permitted by applicable law. Reasonable care, skill and caution must be exercised in the selection of agents and review of their performance.

➢

Client guidelines - Invesco is responsible for making investment decisions on behalf of clients that are consistent with the prospectus, contract, or other controlling document relating to the client’s account.

➢	Relations with regulators - We seek relationships with regulators that are open and responsive in nature.

C.	General Conduct

1.	Fair and Honest Dealing

Covered Persons shall deal fairly and honestly with Invesco’s shareholders, customers, suppliers, competitors and employees. Covered Persons shall behave in an ethical manner and shall not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

2.	Anti-Discrimination and Harassment

Invesco is committed to providing a work environment that is free of discrimination and harassment. Such conduct, whether overt or subtle, is demeaning, may be illegal, and undermines the integrity of the employment relationship.

Sexual harassment can include unwelcome sexual advances, requests for sexual favors, pressure to engage in a sexual relationship as a condition of employment or promotion, or conduct which creates a hostile or offensive work environment.

Discrimination can take many forms including actions, words, jokes, or comments based upon an individual’s race, citizenship, ethnicity, color, religion, sex, veteran status, national origin, age, disability, sexual orientation, gender identity, marital status or other legally protected characteristic. Any Covered Person who engages in harassment or discrimination will be subject to disciplinary action, up to and including termination of employment.

3.	Electronic Communications

The use of electronic mail, the Internet and other technology assets is an important part of our work at Invesco. Used improperly, this technology presents legal and business risks for the company and for individual employees. There are also important privacy issues associated with the use of technology, and related regulations are evolving.

In accordance with Invesco’s Acceptable Use Policy, all Covered Persons are required to use information technology for proper business purposes and in a manner that does not compromise the confidentiality of sensitive or proprietary information. All communications with the public, clients, prospects and fellow employees must be conducted with dignity, integrity, and competence and in an ethical and professional manner.

We must not use Invesco technology systems to: transmit or store materials which are obscene, pornographic, or otherwise offensive; engage in criminal activity; obtain unauthorized access to data or files; commit copyright violations; install personal software without permission; or make Internet statements, without permission, that suggest that the user is speaking on behalf of Invesco or its affiliates.

4.	Substance Abuse

Invesco is committed to providing a safe and healthy work place for all employees. The use, possession, sale, transfer, purchase, or being “under the influence” of drugs at any time while on company premises or on company business is prohibited. The term “drug” includes alcoholic beverages (other than in connection with entertainment events, or in other appropriate settings), prescriptions not authorized by your doctor, inhalants, marijuana, cocaine, heroin and other illegal substances.

5.	Political Activities and Lobbying

Covered Persons, as private citizens, are encouraged to exercise their rights and duties in any political or civic process. For example, voting in elections for which they are eligible, or making contributions supporting candidates or parties of their choice.

Invesco does not make political contributions with corporate funds. No Covered Person may, under any circumstances, use company funds to make political contributions, nor may you represent your personal political views as being those of the company.

In the United States, Invesco does support a Political Action Committee.

D.	Conflicts of Interest

Invesco and its Covered Persons must adhere to the highest standards of honest and ethical conduct. A conflict of interest exists when a Covered Person acts in a manner that is not in the best interests of Invesco, our clients, or our shareholders. Often, this is because the Covered Person or someone with whom they have a close personal relationship (e.g. a relative or friend) will benefit personally.

All Covered Persons must act in a manner that is in the best interests of Invesco, our clients, and our shareholders and must avoid any situation that gives rise to an actual or apparent conflict of interest. At no time may a Covered Person use Invesco property, information, or their position to profit personally or to assist others in profiting at the expense of the company, to compete with Invesco, or to take advantage of opportunities that are discovered in the course of serving Invesco.

All Covered Persons shall promptly communicate to the applicable member of Compliance any material transaction, relationship, or situation that reasonably could be expected to give rise to a conflict of interest so that the company and the Covered Person may take steps to minimize the conflict.

While not all-inclusive, the following sections describe in more detail key areas where real or perceived conflicts of interest can arise.

1.	Outside Activities and Compensation

No Covered Person shall perform work or render services for any competitor of Invesco or for any organization with which Invesco does business, or which seeks to do business with Invesco, outside of the normal course of his or her employment with Invesco, without the prior written approval of the company. Nor shall any such person be a director, officer, or consultant of such an organization, or permit his or her name to be used in any fashion that would tend to indicate a business connection with such organization, without such approval. Outside organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. With the above approval, Covered Persons may receive compensation for such activities.

Service with organizations outside of Invesco can; however, raise serious regulatory issues, including conflicts of interest and access to material non-public information.

As an outside board member or officer, a Covered Person may come into possession of material non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between Invesco and the outside organization, and that the Covered Person does not communicate such information to other Covered Persons in violation of the information barrier.

Similarly, Invesco may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Covered Person must not be involved in any way in the business relationship between Invesco and the outside organization.

Invesco retains the right to prohibit membership by Covered Persons on any board of directors/trustees or as an officer of an outside organization where such membership might conflict with the best interests of the company. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if these issues can be satisfactorily resolved.

2.	Personal Trading

Purchasing and selling securities in a Covered Person’s own account, or accounts over which the Covered Person has access or control, particularly in securities owned by client accounts, can give rise to potential conflicts of interest. As fiduciaries, we are held to the highest standards of conduct. Improperly gaining advance knowledge of portfolio transactions, or conducting securities transactions based upon information obtained at Invesco, can be a violation of those standards.

Every Covered Person must also comply with the specific personal trading rules in effect for the Covered Person’s business unit.

3.	Information Barriers, Material Non-Public Information, and Inside Information

In the conduct of our business, Covered Persons may come into possession of material non-public information or inside information. This information could concern an issuer, a client, a portfolio, the market for a particular security, or Invesco itself. The Board of Directors of the company has adopted an Insider Trading Policy (“Insider Trading Policy”) which applies to all Covered Persons. The Insider Trading Policy prohibits all Covered Persons from using such information in ways that violate the law, including for personal gain. Non-public information must be kept confidential, which may include keeping it confidential from other Covered Persons. The purchase or sale of Invesco’s securities or the securities of other publicly-traded companies while aware of material nonpublic information about such company, or the disclosure of material nonpublic information to others who then trade in such company’s securities, is prohibited by this Code of Conduct and applicable securities laws.

With regard to Invesco securities, the Insider Trading Policy, among other provisions, prohibits directors, officers, and other Covered Persons who are deemed to have access to material, non-public information relating to the company from trading during specified Blackout Periods (as defined therein). All Covered Persons should review the Invesco Insider Trading Policy and any applicable local procedures carefully and follow the policies and procedures described therein. The failure of a Covered Person to comply with the company’s Insider Trading Policy and any applicable local procedures may subject him or her to company-imposed sanctions, up to and including termination for cause, whether or not the failure to comply results in a violation of law. Please contact an appropriate member of Compliance on any questions regarding this subject and the company’s Insider Trading Policy or any applicable local procedures.

4.	Gifts and Relationships with Customers and Suppliers

Invesco seeks to do business with clients and suppliers on a fair and equitable basis. We may not accept or provide gifts of other than nominal value, or lavish entertainment, or other valuable benefits or special favors to or from customers or suppliers. We must observe any limits imposed by our business unit’s policies, local laws, or regulations with respect to the acceptance or provision of gifts and entertainment.

E.	Compliance with Applicable Laws

Invesco strives to ensure that all activity by or on behalf of Invesco is in compliance with applicable laws. As Invesco operates in major countries and securities markets throughout the world, we have a duty to comply with applicable laws of the jurisdictions in which we operate. While not exhaustive, this section describes several areas where such legislation may exist.

1.	Anti-Bribery and Dealings with Governmental Officials

Invesco does not tolerate bribery. We, and those working on Invesco’s behalf, must not offer, request, receive, give, accept or agree to accept bribes to or from anyone whether in the private or public sector with the intent to induce or reward improper performance of duties.

Many of the countries in which Invesco conducts its business prohibit the improper influencing of governmental officials or other business persons by the payment, giving or offering of bribes, gifts, political contributions, lavish hospitality or by other means. Our policy requires adherence to those restrictions.

Do not directly or indirectly promise, offer or make payment in money or give an advantage or anything of value to anyone including a government official, agent or employee of a government, political party, labor organization, charity, a business entity or its representatives, a candidate of a political party or their families, with the intent to induce favorable business treatment or improper performance of their business or government decisions and actions.

This policy prohibits actions intended to, for example, improperly:

•	influence a specific decision or action or

•	enhance future relationships or

•	maintain existing relationships

We must not request, accept or agree to accept payments or other advantages that are intended to improperly influence our decisions or actions or additionally, agree to any business relationships that are conditional on such advantages being given or received.

In general, all travel and entertainment that Covered Persons provide to existing or perspective business partners and governmental officials must be pre-approved within the appropriate business unit. If approved, and in the case of situations involving government officials, a written confirmation that such expenses do not violate local law must be obtained from an appropriate third party (e.g., the business unit’s legal counsel or the government official’s supervisor).

Covered Persons shall comply with applicable laws governing political campaign finance and lobbying activities and shall not engage in any conduct that is intended to avoid the application of such laws to activities undertaken on Invesco’s behalf. In addition, appropriate executive officers shall monitor compliance with lobbyist registration and disclosure requirements by all individuals who act on behalf of Invesco.

These prohibitions in this section extend to any consultants or agents we may retain on behalf of Invesco.

Further information can be found in the Invesco Anti-Bribery Policy. Guidance regarding genuine and allowable gifts and entertainment is set out in the Invesco Ltd Gifts and Entertainment Policy.

2.	Anti-Money Laundering

In the global marketplace, the attempted use of financial institutions and instruments to launder money is a significant problem that has resulted in the passage of strict laws in many countries. Money laundering is the attempt to disguise money derived from or intended to finance illegal activity including drug trafficking, terrorism, organized crime, fraud, and many other crimes. Money launderers go to great lengths to hide the sources of their funds. Among the most common stratagems are placing cash in legitimate financial institutions, layering between numerous financial institutions, and integrating the laundered proceeds back into the economy as apparently legitimate funds.

All Covered Persons must be vigilant in the fight against money laundering, and must not allow Invesco to be used for money laundering. Each business unit has developed an anti-money laundering program that is consistent with Invesco’s policy. Each Covered Person must comply with the applicable program.

3.	Antitrust

The laws of many countries are designed to protect consumers from illegal competitive actions such as price fixing and dividing markets. It is Invesco’s policy and practice to compete based on the merits of our products and services. In order to further that policy, Covered Persons must not fix or control prices with competitors, divide up territories or markets, limit the production or sale of products, boycott certain suppliers or customers, unfairly control or restrict trade in any way, restrict a competitor’s marketing practices, or disparage a competitor. Covered Persons must never discuss products, pricing or markets with competitors with the intent to fix prices or divide markets.

4.	International Issues

If you conduct business for Invesco outside of the U.S., in addition to being familiar with the local laws of the other countries involved, be sure you are familiar with the following U.S. laws and regulations. Violations of these laws can result in substantial fines, imprisonment and severe restrictions on the company’s ability to do business.

Foreign Corrupt Practices Act

The United States Foreign Corrupt Practices Act (FCPA) and similar laws in many other countries have a variety of provisions that regulate business in other countries and with foreign citizens. In essence, these laws make it a crime to promise or give anything of value to a foreign official or political party in order to obtain or keep business or obtain any improper advantage. It is also illegal to make payments to agents, sales representatives or other third parties if you have reason to believe your gift will be used illegally. Seek advice from the appropriate member of Compliance for interpretation of the FCPA or similar laws if you are involved in any business dealings that involve foreign countries.

Anti-Boycott Laws

From time to time, various countries may impose restrictions upon the ability of businesses in their jurisdiction to engage in commerce with designated individuals, countries or companies. These laws are commonly referred to as boycotts or trade embargoes. It may be against the law to cooperate in any boycotts between foreign countries not sanctioned by the laws of the place where your office is located. All requests for boycott support or boycott-related information must be reported to your supervisor and the member of Compliance with responsibility for your office.

Similarly, many countries contribute the names of criminal or terrorist organizations or individuals to a common database and require financial institutions to screen customer lists against the database as part of their “Know Your Customer” obligations. We must be aware of, and where appropriate, adhere to any such restrictions.

Embargo Sanctions

The United States Treasury Department’s Office of Foreign Assets Control prohibits U.S. companies and their foreign subsidiaries from doing business with certain countries and agencies and certain individuals. The laws of other countries may have similar types of prohibitions. The regulations vary depending on the country and the type of transaction and often change as countries’ foreign policies change. If you are aware of any sensitive political issues with a country in which Invesco is doing or considering doing business, seek advice from the appropriate member of Compliance.

F.	Information Management

1.	Confidential Information

Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed. All information (in any form, including electronic information) that is created or used in support of company business activities is the property of Invesco. This company information is a valuable asset and Covered Persons are expected to protect it from unauthorized disclosure. This includes Invesco customer, supplier, business partner, and employee data. United States (federal and state) and other jurisdictions’ laws may restrict the use of such information and impose penalties for impermissible use or disclosure.

Covered Persons must maintain the confidentiality of information entrusted to them by the company or its customers, vendors or consultants except when disclosure is properly authorized by the company or legally mandated. Covered Persons shall take all reasonable efforts to safeguard such confidential information that is in their possession against inadvertent disclosure and shall comply with any non-disclosure obligations imposed on Invesco in its agreements with third parties.

Information pertaining to Invesco’s competitive position or business strategies, and information relating to negotiations with Covered Persons or third parties, should be protected and shared only with Covered Persons having a need to know such information in order to perform their job responsibilities.

2.	Data Privacy

Data privacy, as it relates both to our clients and our employees, has become a major political and legal issue in many jurisdictions in which we do business. A variety of laws in each of those jurisdictions governs the collection, storage, dissemination, transfer, use, access to and confidentiality of personal information and patient health information. These laws may include rules to limit transfers of such data across borders. Invesco and its Covered Persons will comply with all provisions of these laws that relate to its business, including the privacy, security and electronic transmission of financial, health and other personal information. In accordance with Invesco’s Privacy Policy, the company expects its Covered Persons to keep all such data confidential and to protect, use and disclose information in the conduct of our business only in compliance with these laws. The company will consider and may release personal information to third parties to comply with law or to protect the rights, property or safety of Invesco and its customers. Additionally, in accordance with Invesco policies, Covered Persons must comply with required disclosures and data security procedures applicable to their business unit.

With respect to Invesco Covered Persons, all salary, benefit, medical and other personal information relating to Covered Persons shall be treated as confidential. Personnel files, payroll information, disciplinary matters, and similar information are to be maintained in a manner designed to protect confidentiality in accordance with applicable laws. All Covered Persons shall exercise due care to prevent the release or sharing of such information beyond those persons who may need such information to fulfill their job functions. Notwithstanding the foregoing, personnel information may be reviewed or used by the company as needed to conduct its business.

G.	Protecting Invesco’s Assets

All Covered Persons shall strive to preserve and protect the company’s assets and resources and to promote their efficient use. The standards set forth below are intended to guide Covered Persons by articulating Invesco’s expectations as they relate to activities or behaviors that may affect the company’s assets.

1.	Personal Use of Corporate Assets

Theft, carelessness and waste have a direct impact on Invesco’s profitability. Covered Persons are not to convert assets of the company to personal use. Company property should be used for the company’s legitimate business purposes and the business of the company shall be conducted in a manner designed to further Invesco’s interest rather than the personal interest of an individual Covered Person. Covered Persons are prohibited from the unauthorized use, disclosure or taking of Invesco’s information, equipment, supplies, materials or services. Prior to engaging in any activity on company time which will result in remuneration to the Covered Person or the use of Invesco’s information, equipment, supplies, materials or services for personal or non-work related purposes, officers and other Covered Persons shall obtain the approval of the supervisor of the appropriate business unit.

2.	Use of Company Software

Covered Persons use software programs for word processing, spreadsheets, data management, and many other applications. Software products purchased by the company are covered by some form of licensing agreement that describes the terms, conditions and allowed uses. It is the company’s policy to respect copyright laws and observe the terms and conditions of any license agreements. Copyright laws in the United States and other countries impose civil and criminal penalties for illegal reproductions and use of licensed software. You must be aware of the restrictions on the use of software and abide by those restrictions. Invesco business equipment may not be used to reproduce commercial software. In addition, you may not use personal software on company equipment without prior written approval.

3.	Computer Resources/E-mail

The company’s computer resources, which include the electronic messaging systems (e-mail, SMS, etc.), belong to Invesco and not to the Covered Person. They are not intended to be used for amusement, solicitation, or other non-business purposes. While it is recognized that Covered Persons will occasionally use the system for personal communications, it is expected that such uses will be kept to a minimum and that Covered Persons will be responsible and professional in their use of these functions. The use of the computer systems to make or forward derogatory or offensive remarks about other people or groups is prohibited. E-mail/Text messages should be treated as any other written business communication.

4.	Invesco Intellectual Property

Covered Persons must carefully maintain and manage the intellectual property rights of Invesco, including patents, trademarks, copyrights and trade secrets, to preserve and protect their value. Information, ideas and intellectual property assets of Invesco are important to the company’s success.

Invesco’s name, logo, trademarks, inventions, processes and innovations are intellectual property assets and their protection is vital to the success of the company’s business. The company’s and any of its subsidiaries’ names, logos and other trademarks and service marks are to be used only for authorized company business and never in connection with personal or other activities unless appropriately approved and in accordance with company policy. In addition, our Covered Persons must respect the intellectual property rights of third parties. Violation of these rights can subject both you and the company to substantial liability, including criminal penalties.

Any work product produced in the course of performing your job shall be deemed to be a “work made for hire” and shall belong to Invesco and is to be used only for the benefit of Invesco. This includes such items as marketing plans, product development plans, computer programs, software, hardware and similar materials. You must share any innovations or inventions you create with your supervisor so that the company can take steps to protect these valuable assets.

5.	Retention of Books and Records

Invesco corporate records are important assets. Corporate records include essentially everything you produce as a Covered Person, regardless of its format. A corporate record may be in the form of paper, electronic data, e-mail, or voice mail. It may be something as obvious as a memorandum or a contract or something not as obvious, such as a desk calendar, an appointment book, or an expense record.

Invesco is required by law to maintain certain types of corporate records, usually for a specified period of time. Failure to retain such documents for such minimum periods could subject Invesco to penalties and fines, cause the loss of rights, obstruct justice, place Invesco in contempt of court, or place Invesco at a serious disadvantage in litigation. However, storage of voluminous records over time is costly. Therefore, Invesco has established controls to assure retention for required periods and timely destruction of retrievable records, such as paper copies and records on computers and electronic systems. Even if a document is retained for the legally required period, liability could still result if a document is destroyed before its scheduled destruction date.

Invesco and its affiliates are subject to the regulatory requirements of numerous countries and regulatory agencies. Virtually all of them have specific requirements concerning the creation, maintenance and storage of business records. Invesco expects all Covered Persons to become familiar with and fully comply with the records retention/destruction schedule for the departments and office locations for which they work. If you believe documents should be retained beyond the applicable retention period, consult with the Records Management Department.

6.	Sales and Marketing Materials

Invesco is committed to building sustained, open, and honest relationships with our customers, and to complying with all relevant regulatory requirements. This requires that all marketing and sales-related materials be prepared according to regulatory standards, and Compliance Department approved procedures. Covered materials include but are not limited to, requests for proposals, client presentations, performance summaries, advertisements, published market commentaries, brochures and web site content.

H.	Disclosure of Invesco Information

1.	Integrity and Accuracy of Financial Records

The preparation and maintenance of accurate books, records and accounts is required by law and essential to the proper discharge of financial, legal and reporting obligations. All Covered Persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. In addition, all financial data must be completely and accurately recorded in compliance with applicable law and Invesco’s accounting policies and procedures. A Covered Person may violate this section by acting or by failing to act when he or she becomes aware of a violation or potential violation of this section.

2.	Disclosure in Reports and Documents

Filings and Public Materials. As a public company, it is important that the company’s filings with the SEC and other U.S. federal, state, domestic and international regulatory agencies are full, fair, accurate, timely and understandable. The company also makes many other filings with the SEC and other U.S. and international regulatory agencies on behalf of the funds that its subsidiaries and affiliates manage. Further, the company prepares mutual fund account statements, client investment performance information, prospectuses and advertising materials that are sent out to its mutual fund shareholders and clients.

Disclosure and Reporting Policy. The company’s policy is to comply with all applicable disclosure, financial reporting and accounting regulations applicable to the company. The company maintains the highest commitment to its disclosure and reporting requirements, and expects and requires all Covered Persons to record information accurately and truthfully in the books and records of the company.

Information for Filings. Depending on his or her position with the company, a Covered Person may be called upon to provide necessary information to assure that the company’s public reports and regulatory filings are full, fair, accurate, timely and understandable. The company expects all Covered Persons to be diligent in providing accurate information to the inquiries that are made related to the company’s public disclosure requirements.

Disclosure Controls and Procedures and Internal Control Over Financial Reporting. Covered Persons are required to cooperate and comply with the company’s disclosure controls and procedures and internal controls over financial reporting so that the company’s reports and documents filed with the SEC and other U.S. federal, state, domestic and international regulatory agencies comply in all material respects with applicable laws and provide full, fair, accurate, timely and understandable disclosure.

3.	Improper Influence on the Conduct of Audits

Every Covered Person must deal fairly and honestly with outside accountants performing audits, reviews or examinations of Invesco’s and its subsidiaries’ financial statements. To that end, no Covered Person of Invesco may make or cause to be made a materially false or misleading statement (or omit facts necessary to make the statements made not misleading) in connection with an audit, review or examination of financial statements by independent accountants or the preparation of any document or report required to be filed with a governmental or regulatory authority. Covered Persons of Invesco also are prohibited from coercing, manipulating, misleading or fraudulently inducing any independent public or certified public accountant engaged in the performance or review of financial statements that are required to be filed with a governmental or regulatory authority if he or she knows or should have known that his or her actions could result in making those financial statements materially misleading.

4.	Standards for Invesco’s Financial Officers

Invesco’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Financial Officers”) are required to take all reasonable steps to provide full, fair, accurate, timely and understandable disclosures in the reports and documents that Invesco files with or submits to the SEC and other regulatory bodies and in other public communications made by Invesco. In the event that a Financial Officer learns that any such report, document or communication does not meet this standard and such deviation is material, then the Financial Officers are required to review and investigate such deviation, advise the Board of Directors or the Audit Committee of the Board of Directors regarding the deviation and, where necessary, revise the relevant report, document or communication.

Although a particular accounting treatment for one or more of Invesco’s operations may be permitted under applicable accounting standards, the Financial Officers may not authorize or permit the use of such an accounting treatment if the effect is to distort or conceal Invesco’s true financial condition. The accounting standards and treatments utilized by Invesco must, in all instances, be determined on an objective and uniform basis and without reference to a single transaction or series of transactions and their impact on Invesco’s financial results for a particular time period. Any new or novel accounting treatment or standard that is to be utilized in the preparation of Invesco’s financial statements must be discussed with Invesco’s Audit Committee and its independent auditors.

5.	Communications with the Media

Invesco is focused on strategically engaging with the media and building long-term relationships with reporters in ways that align with the firm’s business goals and positively contribute to its reputation in the marketplace.

Invesco employs media relations professionals who are responsible for working with colleagues across the firm as well as externally to manage our interaction with the news media. Invesco’s Corporate Communications Department is responsible for formulating and directing our media relations approach and policy worldwide. Invesco employees should not speak to or disseminate information to the news media unless such contact has been requested and arranged by or coordinated with an Invesco media relations professional in accordance with the company’s media relations policy. Any contact from the news media should be referred promptly to an Invesco media relations professional. If you do not know the appropriate media relations professional for your unit, you can refer the contact to the Invesco Corporate Communications Department.

6.	Communications with Analysts and Shareholders

Many countries have detailed rules with regard to the dissemination of information about public companies. In particular, a public company must have procedures for controlling the release of information that may have a material impact on its share price. The Chief Executive Officer and the Chief Financial Officer are responsible for Invesco’s relationships with the financial community, including the release of price sensitive information. Other Invesco employees may not speak to or disseminate information regarding the company to the financial community (including analysts, investors, shareholders, Company lenders, and rating agencies) unless such contact has been requested and arranged by the Chief Executive Officer, the Chief Financial Officer or the Investor Relations Department.

I.	Compliance with the Code of Conduct

1.	Your Responsibilities

One person’s misconduct can damage our entire company’s hard-earned reputation and compromise the public’s trust in the company. Every Covered Person should therefore be familiar with this Code and abide strictly by its provisions.

2.	Reporting Violations of the Code

As part of being accountable to each other and Invesco, all Covered Persons are required to promptly report possible violations of this Code, laws or regulations. Such violations can include, but are not limited to:

➢	Violations of any laws or regulations generally applicable to Invesco;

➢

Questionable accounting matters, internal accounting controls, auditing matters, breaches of fiduciary duty or violations of United States or foreign securities laws or rules (collectively, “Accounting Matters”) including, but not limited to:

•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of Invesco;

•	fraud or deliberate error in the recording and maintaining of financial records of Invesco;

•	deficiencies in or non-compliance with Invesco’s internal accounting controls;

•	misrepresentation or false statements to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of Invesco;

•	deviation from full and fair reporting of Invesco’s financial condition; or

•	fraudulent or criminal activities engaged in by officers, directors or employees of Invesco.

You may report your concerns in any of three ways:

Contact your supervisor

We encourage you to first contact your immediate supervisor or another appropriate person in your management chain. You should discuss your concern in detail and work together by following Invesco’s established reporting and escalation processes in order to address the matter.

Contact a senior member of the Legal, Compliance, Internal Audit or Human Resources Departments

If you prefer not to discuss a concern with your supervisor or others in your management chain, you may instead contact a senior member of the Legal, Compliance, Internal Audit or Human Resources Departments directly. The individual you report the matter to will ascertain the details of your concern and will work with you to ensure Invesco’s reporting and escalation processes are appropriately followed in order to address the matter.

Contact the Invesco Whistleblower Hotline

If you do not wish to raise your concern via one of the first two methods, or if you and/or the individual you have reported your concern to do not feel Invesco’s established reporting and escalation channels would effectively address or are not effectively addressing the matter you have raised, you may anonymously report the suspected violation(s) by calling the Invesco Whistleblower Hotline. If you are calling from a U.S. or Canadian location, dial 1-855-234-9780. For calls from all other locations, use the following link to identify a toll-free number for your country:

Link to International Toll-Free Numbers

You may also report your concern by visiting the Invesco Whistleblower Hotline website at www.invesco.ethicspoint.com.

The Invesco Whistleblower Hotline is administered by an outside vendor and is available 24 hours a day, seven days a week. For more information on the Invesco Whistleblower Hotline, please click here: Invesco Whistleblower Hotline.

Complaints relating to Accounting Matters will be reviewed under the Audit Committee’s direction and oversight by such persons as the Audit Committee determines to be appropriate. All other matters will be reviewed under the direction and oversight of the appropriate departments within Invesco, usually also including Internal Audit and/or Compliance. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee or relevant members of management.

Invesco will not permit retaliation, retribution, harassment, or intimidation of any employee who in good faith reports a possible violation. Nothing in this process shall prohibit you from reporting possible violations of law or regulation to any governmental agency (including self-regulatory bodies) or regulator, or from making disclosures that are otherwise protected under the whistleblower provisions of applicable laws or regulations. While you are encouraged to use Invesco’s internal arrangements prior to contacting an agency or regulator so Invesco may investigate the issues raised, doing so is not a condition to making a disclosure to an agency or regulator.

However, employees who file reports or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy of such information may be subject to disciplinary action, including termination of their employment.

3.	Failure to Comply

It is your responsibility at all times to comply with the law and behave in an ethical manner. Failure to obey laws and regulations violates this Code and may expose both you and the company to criminal or civil sanctions. Invesco will investigate reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved up to and including termination. Invesco may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies, and may make reports, if appropriate, to regulatory authorities. Nothing in this Code restricts the company from taking any disciplinary action on any matters pertaining to the conduct of a Covered Person, whether or not expressly set forth in the Code.

4.	Annual Certification

As Covered Persons, each of us is obligated to read and understand this Code of Conduct and our relevant business unit’s policies and procedures. All Covered Persons are expected to abide by both the letter and spirit of the Code and will certify their adherence on an annual basis.

5.	Other Requirements

This Code cannot anticipate every possible situation or cover every topic in detail. The company has established special policies to address specific subjects and will update this Code and those specific policies from time-to-time. Covered Persons are also expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code. If you are unclear about a situation, please speak with your supervisor or an appropriate member of Compliance before taking action.

6.	Waivers of the Code

In certain limited situations, Invesco may waive the application of a provision of the Code to employees or Executive Officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, “Executive Officers”). For the purposes of the Code, the term “waiver” shall mean a material departure from a provision of the Code.

For all employees, including Executive Officers, any requests for waivers must be made to Compliance. For waiver requests not involving an Executive Officer, Compliance shall forward the request to the General Counsel of the business unit for consideration.

For waiver requests involving an Executive Officer, Compliance will forward the request to General Counsel to raise to the Invesco Board of Directors or a committee thereof for consideration. Only the Board of Directors or one of its committees may approve a waiver for an Executive Officer. Any such waiver granted to an Executive Officer shall be promptly disclosed to shareholders within four (4) business days as required by SEC rules and the corporate governance listing standards of the New York Stock Exchange and other applicable laws.

Criteria for a Waiver:

Any employee or Executive Officer requesting a waiver of the Code must demonstrate that such a waiver:

•	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

•	will not be inconsistent with the purposes and objectives of the Code;

•	will not adversely affect the interests of clients of the company or the interests of the company; and

•	will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

7.	Use and Disclosure

This Code is intended solely for the internal use by the company and does not constitute an admission, by or on behalf of the company, as to any fact, circumstance, or legal conclusion. To the extent required by law, the company shall publicly (e.g., in its Annual Report on Form 10-K and/or on its website) disclose this Code of Conduct and its application to all of the company’s Covered Persons.

8.	Amendments

This Code may only be amended by Invesco’s Board of Directors or a duly authorized committee thereof. To the extent required by law, amendments to the Code of Conduct shall be disclosed publicly. As set forth in the company’s filings with the SEC, the company has elected to disclose certain amendments to the Code that affect, and any waivers of the Code granted to, Financial Officers on the company’s Web site.

Revised: October 2019